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                                                                       EXHIBIT 1


Officers and Directors of Brunswick
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Set forth below is the name, present principal occupation or employment and the name, principal business and address of any corporation or other orgainization in which such employment is conducted of each director and executive officer of Brunswick. Each executive officer and director is a citizen of the United States of America.

     Directors
     ---------
     James H. Miller
     President and Chief Executive Officer
     Brunswick Biomedical Corporation
     6 Thacher Lane
     Wareham, MA 02571
     and
     President & Chief Executive Officer
     Survival Technology, Inc.
     2275 Research Boulevard
     Rockville, MD 20850
     Both companies are in the medical devices business.

     Robert G. Foster
     Chairman, President and Chief Executive Officer
     Commonwealth BioVentures Inc.
     Four Milk Street
     Portland, ME 04101
     Venture capital firm

     James G. Nichols
     Senior Vice President, General Manager
     Brunswick Biomedical Technologies, Inc.
     6 Thacher Lane
     Wareham, MA 02571
     Medical devices business.

     Executive Officers
     ------------------
     James H. Miller
     President and Chief Executive Officer
     (See above)